Exhibit 18.1
August 31, 2021

American Woodmark Corporation
561 Shady Elm Road
Winchester, VA 22602

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of American Woodmark Corporation and subsidiaries (the Company) for the three months ended July 31, 2021, and have read the Company's statements contained in Note A to the condensed consolidated financial statements included therein. As stated in Note A, the Company changed its method of accounting for inventory from a last-in, first-out (“LIFO”) basis to a first-in, first-out (“FIFO”) basis and states that the newly adopted accounting principle is preferable in the circumstances because (i) it results in a uniform method to value the Company’s inventory across the entire organization; (ii) improves comparability with the Company’s peers; (iii) is expected to better reflect the current value of inventory and would result in a better matching of revenue and expense; and (iv) is reflective of the physical flow of inventory. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to April 30, 2021, nor have we audited the information set forth in the aforementioned Note A to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,
/s/ KPMG LLP